Exhibit 3.2

AMENDMENT

TO

BYLAWS

OF

PACER INTERNATIONAL, INC.

(a Tennessee corporation)

Adopted April 25, 2012

By action of the Board of Directors on February 7, 2012 and subject to the shareholders’ approval of the addition of Section 10(d) to the Charter, which was obtained on April 25, 2012, Section 2.8 of the Second Amended and Restated Bylaws of Pacer International, Inc. hereby is amended to delete the last sentence of the second paragraph and replace it with the following:

Directors shall be elected as set forth in the Charter.